Media Contacts:
Honeywell:
Mike Hockey
+1 (832) 285-4933
mike.hockey@honeywell.com

ESS:
Morgan Pitts
+1 (503) 568-0755
morgan.pitts@essinc.com

HONEYWELL AND ESS TECH, INC. COLLABORATE TO ACCELERATE COMMERCIAL DEPLOYMENT OF IRON FLOW BATTERY ENERGY STORAGE SYSTEMS

CHARLOTTE, NC and WILSONVILLE, OR – September 25, 2023 - Honeywell (Nasdaq: HON) today announced a strategic collaboration with ESS Tech, Inc. (ESS) (NYSE: GWH) to advance technology development and market adoption of iron flow battery (IFB) energy storage systems. Honeywell has made an investment in ESS as part of this collaboration.
The relationship builds upon each company’s development of energy storage systems, and brings together ESS’ market-leading, patented IFB design with Honeywell’s advanced materials and energy systems expertise.
“The demand for long-duration energy storage represents a compelling market opportunity within the energy transition and the combination of Honeywell and ESS technology can accelerate decarbonization for the commercial, industrial and utility sectors,” said Bryan Glover, chief growth officer, Honeywell Performance Materials and Technology (PMT) group. “Our strategic collaboration with ESS will accelerate Honeywell’s ability to bring comprehensive solutions to our customers while working to advance long-duration energy storage across all industries requiring expansive energy storage.”
“Today, we are creating superior technology in the critical long-duration energy storage industry,” said Eric Dresselhuys, CEO of ESS. “Combining ESS’ innovative technology and deployment experience with Honeywell’s storage and control system expertise will enable us to drive the clean energy transition and deliver value to our customers, shareholders and communities.”
Honeywell and ESS are working together to meet growing global demand for long-duration energy storage (LDES), driven by the rapid increase in renewable power generation. This is creating a substantial and fast-growing market as countries worldwide transition to zero carbon energy. The current global energy storage market is estimated to be $50 billion per year and is forecast to grow significantly with a cumulative investment of up to $3 trillion by 2040, according to the LDES Council and McKinsey & Co.
As the shift to renewable energy accelerates, challenges associated with the intermittency of wind and solar energy are becoming more apparent. Safe and sustainable IFB technology enables the transition to clean energy using Earth-abundant materials – iron, salt and water – to provide energy storage without reliance upon limited minerals such as lithium, cobalt or vanadium.

Conference Call Details
ESS will hold a webcast conference call on Monday, September 25, 2023 at 9:00 a.m. EDT to discuss the partnership with Honeywell. Interested parties may join the conference call beginning at 8:45 a.m. EDT on Monday, September 25, 2023 via telephone by calling 888-272-2741 in the U.S., or for international callers, by calling +1-848-280-6390. A live webcast of the conference call will be available on ESS’ Investor Relations website at http://investors.essinc.com/.
A replay of the webcast can be accessed at http://investors.essinc.com/.

About ESS Inc.:
At ESS (NYSE: GWH), our mission is to accelerate global decarbonization by providing safe, sustainable, long-duration energy storage that powers people, communities, and businesses with clean, renewable energy anytime and anywhere it’s needed. As more renewable energy is added to the grid, long-duration energy storage is essential to providing the reliability and resiliency we need when the sun is not shining, and the wind is not blowing.
Our technology uses earth-abundant iron, salt and water to deliver environmentally safe solutions capable of providing up to 12 hours of flexible energy capacity for commercial and utility-scale energy storage applications. Established in 2011, ESS Inc. enables project developers, independent power producers, utilities and other large energy users to deploy reliable, sustainable long-duration energy storage solutions. For more information visit www.essinc.com.
About Honeywell:
Honeywell (www.honeywell.com) is a technology company that delivers industry-specific solutions that include aerospace products and services; control technologies for buildings and industry; and performance materials globally. Our technologies help aircraft, buildings, manufacturing plants, supply chains, and workers become more connected to make our world smarter, safer, and more sustainable. For more news and information on Honeywell, please visit Honeywell | Newsroom.

Forward-Looking Statements
This communication contains certain forward-looking statements regarding ESS and its management team’s expectations, hopes, beliefs, or intentions regarding the future. The words “estimate”, “expect”, “will” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Examples of forward-looking statements include, among others, statements regarding the collaboration between ESS and Honeywell and Honeywell purchasing products from ESS. These forward-looking statements are based on ESS’ current expectations and beliefs concerning future developments. Many factors could cause actual future events to differ materially from such expectations, including, but not limited to, disruptions, or quality control problems in the Company’s manufacturing operations; challenges related to the collaboration between ESS and Honeywell; as well as those risks and uncertainties set forth in the section entitled “Risk Factors” in the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2023, filed with the Securities and Exchange Commission (the “SEC”) on August 8, 2023, and its other filings filed with the SEC. Except as required by law, ESS is not undertaking any obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.